Exhibit 10.1

Verra Mobility 1150 N. Alma School Rd. Mesa, Arizona 85201 verramobility.com +1480.443.7000 main

April 24, 2019

Garrett Miller

via hand delivery

Dear Garrett,

Welcome to Verra Mobility! On behalf of VM Consolidated, Inc., a Verra Mobility company (“Verra Mobility” or the “Company”), we are thrilled to extend a formal offer of employment to you to join the Executive Leadership Team as General Manager, Government Solutions.

Here is a summary of the terms, as explained further below:

•	Position Title: General Manager, Government Solutions
•	Proposed Start Date: Monday, May 20, 2019
•	Reporting to: David Roberts, Chief Executive Officer
•	Office Location: Mesa, AZ
•	Annual Salary: $280,000
•	Target Annual Bonus: 75%
•	Initial Equity Grant Recommendation: $280,000 (approx. value)

Compensation: Your starting annualized base salary will be $280,000.00 less applicable taxes, deductions and withholdings, paid in bi-weekly installments equivalent to the rate of $10,769.23 in accordance with Verra Mobility’s payroll policies and subject to annual review.

Target Annual Bonus: You will be eligible to participate in our company Annual Incentive Bonus Program, with a target payout equal to 75% of your base salary. The amount paid will be based upon the achievement of certain financial targets (as established by Verra Mobility) as well as your personal performance, and you will have the opportunity to earn up to 200% of your target bonus. For 2019, the annual bonus will be prorated based on your start date with Verra Mobility. Ongoing participation in the program as well as the program components are governed by the terms of the Bonus Plan, a copy of which will be provided to you after your start date.

Equity: Subject to the approval of the Company’s Board of Directors (or its Compensation Committee), you will be granted restricted stock units (“RSUs”) in an amount approximating $280,000 (valued as of the date of the grant).  The RSUs will be subject to the terms and conditions set forth in the 2018 Verra Mobility Equity Incentive Plan (the “Equity Plan”) and the grant agreement, which you will be required to sign.  Unless otherwise set forth in the grant agreement, you will vest in 25% of the shares on each of the 12-month anniversary of your vesting commencement date.   You will be eligible for additional grants of equity as determined by the Company’s Board of Directors (or its Compensation Committee) consistent with the terms of the Equity Plan.

Verra Mobility 1150 N. Alma School Rd. Mesa, Arizona 85201 verramobility.com +1480.443.7000 main

Relocation Assistance: It is agreed that you will relocate to the Phoenix metropolitan area no later than July 1, 2019. In connection with your relocation, you will be entitled to relocation assistance benefits, a summary of which is attached to this letter. Should you choose to voluntarily terminate your employment with the Company without Good Reason (as defined below) within the first twelve months (12) months of employment, you voluntarily agree to repay the Company, within thirty (30) days of terminating employment, the gross amount of any and all relocation expenses incurred or reimbursed by the Company (and agree to allow the Company to withhold any such amount from your final paycheck, as permitted by applicable law).

Benefits: You are eligible to participate in Verra Mobility’s competitive employee benefits package. On the first of the month following 60 days of employment, you will become eligible for medical benefits. The enclosed Benefits Summary provides you with an overview of your benefits; however, more detailed information will be provided on your first day of employment. Due to the waiting period for medical benefits, Verra Mobility will cover the costs associated with your obtaining COBRA coverage until you are eligible for our plan.

401(k): You are eligible to participate in the 401(k) plan on the first of the month following 30 days of employment. Verra Mobility matches 100% of your first 3% contribution, and 50% of the next 2%, subject to the terms of the plan. The match is immediately 100% vested and posted following each payday. As a new hire, you will be auto-enrolled with a 3% contribution, but you can opt out or change your contribution amount if desired.

Paid Time Off (PTO) and Sick Leave: Starting on your first day of employment with the Company, you will be eligible for paid time away from work in accordance with Verra Mobility’s Paid Time Off (PTO) and Paid Sick Leave (PSL) policies, as may be amended from time to time.  Under our current policies, you will accrue PTO per pay period equivalent to 168 hours per year, and will be eligible to use 40 hours of PSL per year (if your start date occurs after July 1 of the calendar year, your PSL allotment for your first year will be 20 hours).

Background Check / Drug Screen: This offer of employment is contingent on the successful completion of all pre-employment processes including a background check, drug screen, and verification of employment and education. We reserve the right to withdraw this offer or terminate your employment on the basis of the results of these processes at any time. In addition, your proposed start date may require changes based on the length of time for the processes to clear.

I-9: On your start date, you will be required to provide proof that you are presently eligible to work in the United States, and your continued employment will be conditioned upon maintaining that status. Failure to provide appropriate documentation within three days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Verra Mobility 1150 N. Alma School Rd. Mesa, Arizona 85201 verramobility.com +1480.443.7000 main

At Will Employment: Your employment is on an at-will basis unless otherwise stated in a written individual employment agreement signed by the CEO of the Company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, and with or without prior notice. Nothing in any Company policy, or contained in any statement (other than a written statement signed by the CEO) creates an employment agreement, express or implied, that alters this at-will relationship.

Severance: In the event your employment is terminated by the Company without Cause, as defined below, or if you terminate your employment with the Company for Good Reason, also as defined below, in each case, subject to your execution (and, if applicable, non-revocation) of a Release Agreement (which will be provided to you no later than 10 business days after your employment ends), the Company will provide you with Severance Benefits constituting 12-months of your salary (as in effect on the date of termination), paid in equal installments beginning in the first payroll period whose cutoff date follows the effective-date of the Release Agreement (which payments are subject to applicable taxes and statutory deductions), provided that if the 60th day falls in a calendar year subsequent to the year in which your employment ends, the payments will not be made or begin, as applicable, before the first business day in such subsequent year.  Payments may be further delayed if required for compliance with Internal Revenue Code Section 409A.

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“Good Reason” means a change in authority, duties, or responsibilities resulting in a material diminution of, or a material alteration to, your position; provided that such a material change will not constitute Good Reason unless (a) you provide written notice to the Company of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition; (b) the Company fails to remedy such condition within 30 days of receiving such written notice; and (c) your resignation from  employment with the Company occurs within 60 days following the end of the period for the Company to remedy the condition (assuming the Company fails to do so).

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“Cause” means (1) your being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (2) your engagement in any act involving gross misconduct or dishonesty that is materially injurious to the Company or any of its affiliates; (3) your willful and continued breach of, or failure to substantially perform under or comply with any of the material terms and covenants of any written agreement with the Company or any of its affiliates; (4) your willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or its affiliates with respect to your job duties or responsibilities, the operation of the Company’s or its affiliates’ business and affairs, or the management of the Company’s or its affiliates’ employees; or (5) you commit or have committed a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or its affiliates’ business; provided, however, that with respect to (3) and (4) above, you will be provided notice of any misconduct and/or breach constituting Cause and be given a reasonable opportunity (not to exceed 30 consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case the termination shall be deemed to be immediate), and provided further that such cure period shall only be available for the first such act of misconduct and/or breach of the same or substantially similar type, and subsequent acts

Verra Mobility 1150 N. Alma School Rd. Mesa, Arizona 85201 verramobility.com +1480.443.7000 main of misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to your subsequent cure of same.

Non-Compete Statement / Protection of Company Assets: As part of accepting this offer of employment, you are representing to us that you are not subject to any non-competition or non-disclosure agreements or other restrictive covenants that would prevent you from undertaking the employment contemplated in this offer. If such representation is false in any way, we reserve the right to rescind this offer and/or terminate your employment immediately without liability or additional compensation.

In addition, as a condition of employment, you must sign and comply with Verra Mobility’s Proprietary Rights and Non-Competition Agreement, a document you will receive with the new hire forms.

Garrett, congratulations on your new opportunity! We believe you will greatly contribute to the Company and its future success. I look forward to your acceptance of this offer of employment by electronically acknowledging and signing this offer letter. If not previously accepted by you, this letter will expire at the close of business Monday, April 29th. Of course, please let us know if you have any questions!

Sincerely,

David Roberts
Chief Executive Officer
Verra Mobility
/s/ Garrett Miller	April 24, 2019
Employee: Garrett Miller	Date